Exhibit 2.1

                              TERMINATION AGREEMENT

            THIS TERMINATION AGREEMENT, dated as of April 16, 2001, is entered into by and between GBC ACQUISITION CORP., a Delaware corporation
("AcquisitionCo"), and GENERAL BEARING CORPORATION, a Delaware corporation ("Target").

                                   Background

            A. AcquisitionCo and Target are party to that certain Agreement and Plan of Merger dated January 19, 2001 (the "Merger Agreement"), by and between AcquisitionCo and Target. Terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

            B. Pursuant to Section 4.5 of the Merger Agreement, AcquisitionCo represented that it had received a commitment letter (the "Commitment Letter") committing to provide to AcquisitionCo, upon the terms and subject to the conditions therein, up to $9,000,000 in financing in connection with the Merger.

            C. By its terms, the Commitment Letter expired on March 31, 2001. The prospective lender has indicated that in light of current business conditions, it is not willing to extend the Commitment Letter. Moreover, each of the parties acknowledges that it is not reasonably feasible for AcquisitionCo to finance the transaction given current business conditions.

            D. Pursuant to Section 7.1(a) of the Merger Agreement, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by the mutual written consent of AcquisitionCo and Target. For the foregoing reasons, each of the parties desires to terminate the Merger Agreement and to abandon the Merger.

                                    Terms

            For good and valuable consideration and intending to be legally bound hereby, the parties hereto agree as follows:

            1. Notwithstanding anything to the contrary contained in the Merger Agreement, and in accordance with Section 7.1(a) of the Merger Agreement, as of the date of this Agreement the Merger Agreement is terminated in its entirety, without any further action on the part of any of the parties thereto, and the Merger Agreement hereafter shall be of no further force and effect.

            2. In connection with the termination of the Merger Agreement, each of the parties hereby waives and relinquishes all rights it has under the Merger Agreement and acknowledges that Merger is hereby abandoned.

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            3. To the extent this Termination Agreement is inconsistent with any term of the Merger Agreement, the Merger Agreement shall be deemed to be amended hereby and the terms of this Termination Agreement shall govern.

            4. This Termination Agreement, including the other documents referred to herein, contains the entire understanding among the parties hereto with respect to the subject matter contained herein. This Termination Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including the Merger Agreement.

            5. This Termination Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which together shall constitute one and the same instrument.

            6. This Termination Agreement shall be governed in all respects by the laws of the State of Delaware without regard to the conflicts of law principals of any jurisdiction.

            7. The provisions of this Termination Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

                            [SIGNATURE PAGE FOLLOWS]

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      IN WITNESS WHEREOF, this Termination Agreement has been executed as of the date and year first above written.


                                    GENERAL BEARING CORPORATION

                                    By:    /s/  David Gussack
                                       -----------------------------
                                    Name:  David L. Gussack
                                    Title: President


                                    GBC ACQUISITION CORP.

                                    By:     /s/  Seymour Gussack
                                       -------------------------------
                                    Name:  Seymour I. Gussack
                                    Title: President